STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of October, 2008, by and among, Madam Sun Keqing and A. Epstein and Sons International, Inc. (hereinafter collectively referred to as "Buyers") and Mid-Continental Securities Corp., (hereinafter referred to as “Seller”).

RECITALS:

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyers and the Buyers are purchasing from Seller a total of 4,449,500 shares (the “Shares”), representing approximately 88.99% of the issued and outstanding common stock of Basset Enterprises, Inc., a Nevada corporation (the “Company”).

NOW THEREFORE, in Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I.  SALE OF THE SHARES

1.01

Shares being Sold.  Subject to the terms and conditions of this Agreement, the Seller is selling and transferring the Shares to the Buyers in the respective amounts set forth in Exhibit A, attached hereto and hereby incorporated by reference, at the closing provided for in Section 1.05 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02   Escrow Agent.  Parties   hereto   agree   that   Frascona,   Joiner,   Goodman  and Greenstein P.C. (the “Escrow Agent”) located at 4750 Table Mesa Drive, Boulder, Colorado 80305 shall act as the Escrow Agent for the transfer of the Funds and the Shares pursuant to the terms of this Agreement.

1.03

Consideration.  An aggregate total of $200,000 shall be due and payable under the terms of this Agreement for purchase of the Shares.  Prior to the date of execution of this Agreement, at the time of execution of a letter of intent between the parties relating to the transaction described herein, the Buyers deposited the sum of U.S. $100,000 to the account of the Escrow Agent.  The remaining $100,000 for the acquisition of the Shares shall be tendered at closing by Mid-Continental Securities Corp.

1.04

Delivery of Shares.   Prior to Closing, the Seller shall deliver to the Escrow Agent named in Section 1.02 certificates representing the Shares, duly endorsed in blank and otherwise in form acceptable for transfer on the books of the Company or accompanied by stock powers signed in blank with medallion signature guarantees.

1.05

Closing.  The Closing of the transactions provided for herein shall take place on or before October 15, 2008, or at such other date and time as the parties may mutually agree in writing.

1.06

Delivery of Share Certificates.  At the Closing, the Escrow Agent shall deliver to the Buyers or Buyers’ agent in the United States certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company, or accompanied by stock powers signed in blank with medallion signature guarantees.

1.07

Delivery of by the Buyers.  At the Closing, the Escrow Agent shall deliver the payment provided for in Section 1.03 hereof to the Seller.

II.  REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller hereby represents and warrant as follows:

2.01

Organization, Capitalization, etc.

(a)

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified in no other state.

(b)

As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 55,000,000 shares, of which, 50,000,000 shares are Common Stock, par value $.001 (“Common Stock”), and 5,000,000 shares are Preferred Stock, par value $.01 (“Preferred Stock”).  A total of 5,000,000 shares of Common Stock are validly issued and outstanding.  The Shares owned by the Seller are free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature.  The Seller has the unqualified right to sell, assign, and deliver the Shares and, upon consummation of the transactions contemplated by this Agreement, the Buyers will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. Except as otherwise provided herein, there are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock.

2.02

Authority; No Violation.  The execution and delivery of this Agreement by the Seller, and the consummation by Seller of the transactions contemplated hereby have been duly authorized.  To the best knowledge of Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or the Seller are a party or by which the Company or the Seller are bound.

2.03

No Liabilities.  To the best knowledge of the Seller, the Company has no outstanding liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due except the liabilities set forth in the Company’s financial statements included in its report on Form 10-Q for the period ended June  30, 2008.  Further, the Seller represents that at or prior to the date of Closing hereunder any and all outstanding debts and liabilities of the Company will have been paid, satisfied or extinguished in their entirety.

2.04

Absence of Certain Changes.  To the best knowledge of the Seller, as of the date of Closing, the Company will not have:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(d)

Made any material change in any method of accounting or accounting practice.

2.05

Litigation.  To the best knowledge of the Seller, there are no actions, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation.  There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

2.06

Financial Statements.  The Seller has caused to be delivered to the Buyers audited financial statements of the Company for the fiscal year ended December 31, 2007, and unaudited financial statements for the periods ended March 31, 2008 and June 30, 2008, which have been incorporated into the Company’s filings with the U.S. Securities and Exchange Commission.  Such financial statements are true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof.  The audited financial statements were prepared in accordance with generally accepted principals of accounting applied on a consistent basis, and the unaudited financial statements contain all adjustments (consisting of normal recurring items) which are, in the opinion of Company, necessary for a fair representation of the interim period presented.

2.07

Tax Returns.  To the best knowledge and belief of the Seller, the Company has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are no liens upon any of the Company's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Company.

2.08

SEC Filings.  The Company filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on June 13, 2002.  Thereafter, the Company has filed all periodical reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

2.09

Full Disclosure.  The Company and Seller have provided the Buyers with full disclosure of all material information known to them regarding the Company and the Shares. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyers pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

III.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

The Buyers hereby represent and warrant as follows:

3.01

Authority; No Violation.    The execution and delivery of this Agreement by Buyers and the consummation of the transactions contemplated hereby by Buyers have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyers is a party or by which the Buyers is bound.

3.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understand that the shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b)

The Buyers understand the speculative nature and risks of investments associated with the Company and confirm that they are able to bear the risk of the investment, and that there is currently only a limited public market for the shares of the Company and that there is no assurance that an active public market will be established or maintained for the shares of the Company.

(c)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyers, and Buyers are solely responsible for determining the status, in their hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of resale or transfer of the Shares;

(d)

 The Buyers have had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.  Further, the Buyers have been given:  (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; and (3) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

(e)

Buyers have sufficient knowledge and experience in financial and business matters, and are sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that he is capable of evaluating the merits and risks associated with purchase of the Shares; and

(f)

In evaluating the merits of the purchase of the Shares, Buyers have relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller except the representations and warranties contained in this Agreement.

IV. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

4.01

Survival of Representations.  All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

4.02

Indemnification by Seller.  The Seller hereby agrees to indemnify the Buyers and the Escrow Agent and hold Buyers and Escrow Agent harmless from and in respect of any assessment,

loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyers or Escrow Agent resulting from a breach of any agreement, representation, or warranty by the Seller contained herein.  Assertion by the Buyers or Escrow Agent of their right to indemnification under this Section 4.02 shall not preclude the assertion by the Buyers or Escrow Agent of any other rights or the seeking of any other remedies against the Company or the Seller.

4.03

Indemnification by Buyers.  The Buyers hereby agree to indemnify the Seller, the Company and Escrow Agent, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller, Escrow Agent, or the Company resulting from a breach of any agreement, representation, or warranty of the Buyers contained herein.  Assertion by the Seller or Escrow Agent of their right to indemnification under this Section 4.03 shall not preclude the assertion by the Seller or Escrow Agent of any other rights or the seeking of any other remedies against the Company or the Buyer.

V.  ADDITIONAL CONDITIONS TO CLOSING

5.01

Obligation of Buyers to Close.  Buyers shall not be obligated to close this transaction unless:

(a)

Buyers are satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company.  The Company agrees to provide Buyers and their agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyers to conduct their investigation.

(b)

Prior to or as of the date of Closing hereunder, all outstanding liabilities of the Company have been paid, satisfied or extinguished.

(c)

There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing.

(d)

Concurrent with the Closing hereunder Jose Acevedo shall tender his resignation from the Board of Directors of the Company, and the Company’s Board of Directors shall have taken such steps as are necessary or appropriate to appoint an Madam Kay Qin Sun designated by Buyers as a director of the Company.  In addition, at Closing hereunder, Cosmo Palmieri shall resign as the Company’s President and Chief Financial Officer and take such steps as are necessary to appoint Madam Kay Qin Sun as the Company’s Chief Executive Officer and Chief Financial Officer.  In addition, at Closing hereunder, or as soon thereafter as the Company has complied with Rule 14f-1 under the Securities Exchange Act, Cosmo Palmieri shall tender his resignation as a member of the Board of Directors and shall take such steps as are necessary to appoint individuals selected by Buyers as directors of the Company.

(e)

Between the date hereof and the Closing date, Seller will promptly advise Buyers in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Buyers.

5.02

Obligation of Seller to Close.  Seller shall not be obligated to close this transaction unless Seller is satisfied, following reasonable investigation, that all of the representations of Buyers as of the date of execution of this Agreement and as of the date of Closing are true and correct.

5.03

Reserved.

VI.  RELATED TRANSACTIONS

6.01

 Finder.  Seller and Buyers acknowledge that there were no finders with respect to the transaction contemplated herein.

6.02

Advisory Agreement.  As soon as reasonably possible following Closing hereunder the Company shall enter into an Advisory Agreement with Ambassador Capital pursuant to which Ambassador Capital share render advisory services to the Company in exchange for the issuance of 450,000 shares of restricted common stock in the Company with “piggyback” registration rights.

6.03

Agreement for Share Exchange.   After the entry into the Advisory Agreement with Ambassador Capital, the Company shall enter into an Agreement for Share Exchange with China Construction Investment Holdings Group Limited (CCI) and with the shareholders of CCI, pursuant to which it agrees to issue a maximum of 9,550,000 shares in exchange for all of the issued and outstanding common stock of CCI.  Following completion of the share exchange transaction, CCI shall be a wholly-owned subsidiary of the Company and the Company shall have a total of no more than 15,000,000 shares issued and outstanding.

VII.  MISCELLANEOUS

7.01

Expenses.  Each of the parties shall bear their own expenses incurred in conjunction with the Closing hereunder.

7.02

Further Assurances.  From time to time, at the request of the Buyers and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyers may reasonably request in order to effectively consummate the transactions herein contemplated.

7.03

Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

7.04

Prior Agreements; Amendments.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

7.05

Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.06

Confidentiality.  Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement.  If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

7.07

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:

Mid-Continental Securities Corp.

1109 Egret’s Way Circle #202

Naples, Florida 34108

Tel: (239) 598-2300

Fax; (239) 598-2312

If to the Buyers:

Madam Sun Keqing

3102-3105

Time Square Plaza, Yitian Road, Futian District

Shenzhen, China

A. Epstein and Sons International, Inc.

600 West Fulton Street

Chicago, Illinois 60661-1199

USA

If to the Escrow Agent:

Frascona, Joiner, Goodman & Greenstein, P.C..

Attn: Gary Joiner

4750 Table Mesa Drive

Boulder, Colorado 80305

7.08

Effect.  In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

7.09

Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10

Applicable Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyers and Seller on the date first written above.

SELLER Mid-Continental Securities Corp. /s/ John Pioppi ____________________________________ By: John Pioppi Its: President	BUYERS /s/ Madam Sun Keqing ________________________________________ Madam Sun Keqing, Individually
A Epstein and Sons International, Inc. /s/ Mike Damore ____________________________________ By: Mike Damore Its: President

ACKNOWLEDGED AND APPROVED:

ESCROW AGENT:

Dated:  10/15/2008

 /s/ Gary Joiner _________________________

Frascona, Joiner, Goodman and Greenstein P.C.

By: Gary Joiner, Esq.

BASSET ENTERPRISES, INC.

Dated:

_10/15/2008

_

_/s/ Cosmo Palmieri_______________________

By:  Cosmo Palmieri

Its:  Chief Executive Officer

EXHIBIT A

Buyers	No. of shares
Madam Kay Qin Sun	3,782,075
A. Epstein and Sons International, Inc.	667,425
TOTAL	4,449,500